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                                                                     EXHIBIT 4.5


                          CERTIFICATE OF DESIGNATIONS,

                             PREFERENCES AND RIGHTS

                                       OF

                           SERIES A-1 PREFERRED STOCK

                                       OF

                           INSITE VISION INCORPORATED

                         (Pursuant to Section 151 of the
                        Delaware General Corporation Law)


        InSite Vision Incorporated, a corporation organized and existing under the laws of the State of Delaware (the "CORPORATION"), hereby certifies that the following resolutions were adopted by the Board of Directors of the Corporation pursuant to authority of the Board of Directors as required by Section 151 of the Delaware General Corporation Law.

        RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors of this Corporation (the "BOARD OF DIRECTORS" or the "BOARD") in accordance with the provisions of its Certificate of Incorporation and Bylaws, each as amended and restated through the date hereof, the Board of Directors hereby authorizes a series of the Corporation's previously authorized Preferred Stock, par value $0.01 per share (the "PREFERRED STOCK"), and hereby states the designation and number of shares, and fixes the relative rights, preferences, privileges, powers and restrictions thereof as follows:

                            I. DESIGNATION AND AMOUNT

        The designation of this series, which consists of 15,000 shares of Preferred Stock, is the Series A-1 Preferred Stock (the "SERIES A-1 PREFERRED STOCK") and the face amount shall be One Thousand U.S. Dollars ($1,000.00) per share (the "FACE AMOUNT").

                                  II. DIVIDENDS

        The holders of the Series A-1 Preferred Stock shall be entitled to receive dividends at the rate of $60.00 per share (as adjusted for any stock dividends, combinations, splits or the like with respect to such shares) per annum, respectively, payable out of funds legally available therefor. Such dividends shall be cumulative but shall be payable only when, if and as declared by the Board of Directors.
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                                 III. CONVERSION

        A. Conversion at the Option of the Holder. Solely upon the determination by Bausch & Lomb Incorporated or its successors or assigns (collectively, "B&L") to terminate the license agreement (the "LICENSE AGREEMENT") between the Corporation and Bausch & Lomb Incorporated (i) pursuant to Section 19.3 thereof at anytime or (ii) pursuant to Section 19.4 thereof on or prior to the later to occur of January 1, 2004 or completion of the initiation of enrollment for Phase II/III clinical trials for the Corporation's ISV-403 product ((i) or (ii), a "TERMINATION"), holder, at holder's sole option, may convert shares of Series A-1 Preferred Stock into shares of the Corporation's Common Stock (the "COMMON STOCK") upon two (2) business days' written notice (the "NOTICE") within sixty (60) days following the Termination in accordance with the following provisions (an "OPTIONAL CONVERSION"):

               (i) if holder elects to convert the Series A-1 Preferred Stock into Common Stock, all shares of Series A-1 Preferred Stock that may be converted pursuant to subsection (ii) below must be converted into shares of Common Stock so that after one such conversion (and the redemption provided for herein under Article V.A(ii)) no shares of Series A-1 Preferred Stock will remain outstanding.

               (ii) shares of Series A-1 Preferred Stock shall be converted into the aggregate number of shares of Common Stock of the Corporation that is equal to (A) the aggregate Value of all shares of Series A-1 Preferred Stock divided by (B) the then current Fair Market Value of the Common Stock; provided, that in no event shall the total number of shares of Common Stock issued upon conversion of shares of Series A-1 Preferred Stock exceed 4,300,000 (as adjusted for any stock dividends, combinations, splits or the like with respect to such shares) (the "CAP AMOUNT").

               (iii) The "VALUE" of a share of Series A-1 Preferred Stock for purposes of a conversion hereunder shall be the purchase price of such share of Series A-1 Preferred Stock, plus accumulated and unpaid dividends (without any interest thereon) on such share of Series A-1 Preferred Stock.

               (iv) The "FAIR MARKET VALUE" of the Corporation's Common Stock is equal to the average of the closing sales prices for the five trading days immediately preceding the date of the Notice of conversion of the Corporation's Common Stock on any national securities exchange, or on the National Association of Securities Dealers Automated Quotation System (NASDAQ), or if the Common Stock is not traded on any such market, Fair Market Value Shall mean the per share value of the Common Stock in the reasonable opinion of an independent investment banker of national reputation reasonably acceptable to holder and the Corporation.

        B. Mechanics of Conversion. In order to effect an Optional Conversion, the holder of Series A-1 Preferred Stock shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for such stock, and shall give written notice to the Corporation at such office that holder elects to convert the same and shall state therein the name or names in which holder wishes the certificate or certificates for shares of Common Stock to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series A-1 Preferred Stock, a certificate or certificates for


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the number of shares of Common Stock to which holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of surrender of the shares of Series A-1 Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

               (i) Taxes. The holder shall pay any and all taxes which may be imposed upon it with respect to the issuance and delivery of the shares of Common Stock upon the conversion of the Series A-1 Preferred Stock.

               (ii) No Fractional Share. If any conversion of Series A-1 Preferred Stock would result in the issuance of a fractional share of Common Stock, such fractional share shall be disregarded and the number of shares of Common Stock issuable upon conversion of the Series A-1 Preferred Stock shall be rounded down to the nearest whole number of shares.

                    IV. RESERVATION OF SHARES OF COMMON STOCK

        Upon the initial issuance of the shares of Series A-1 Preferred Stock, Corporation shall reserve Four Million Three Hundred Thousand (4,300,000) shares of the authorized but unissued shares of Common Stock (as adjusted for any stock dividends, combinations, splits or the like with respect to such shares) for issuance upon conversion of the Series A-1 Preferred Stock and thereafter the number of authorized but unissued shares of Common Stock so reserved (the "RESERVED AMOUNT") shall not be decreased and shall at all times be sufficient to provide for the conversion of the Series A-1 Preferred Stock (as adjusted for any stock dividends, combinations, splits or the like with respect to such shares).

               V.     REDEMPTION UPON THE HAPPENING OF CERTAIN EVENTS

        A. Redemption Events. In the event (each of the events described in clauses (i)-(iv) being a "REDEMPTION EVENT"):

        (i) of the First Commercial Sale of the Product pursuant to the terms of the License Agreement, assuming B&L exercises reasonable efforts to commercialize the Product following New Drug Application approval (but in any event no later than six (6) months after New Drug Application approval);

        (ii) shares of Series A-1 Preferred Stock convert into Common Stock pursuant to Article III hereof upon a Termination;

        (iii) that the Corporation, in its sole discretion, elects to repurchase and redeem all then outstanding shares of Series A-1 Preferred stock upon any (a) acquisition of the Corporation by means of merger, stock sale or other form of corporate reorganization in which outstanding shares of the Corporation are exchanged for securities, cash or other consideration issued, or caused to be issued, by the acquiring corporation or its subsidiary (other than a mere reincorporation transaction) and pursuant to which the holders of the outstanding voting securities of the Corporation immediately prior to such merger or


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        other form of corporate reorganization fail to hold equity securities representing a majority of the voting power of the Corporation or surviving entity immediately following such merger or other form of corporate reorganization or (b) sale of all or substantially all of the assets of the Corporation ((a) or (b), a "CORPORATE Change"); or

        (iv) upon termination of the License Agreement upon (a) the determination by the Corporation to terminate the License Agreement pursuant to Section 19.3 thereof at anytime or (b) the determination by B&L to terminate the License Agreement pursuant to Section 19.4 thereof after the later to occur of January 1, 2004 or completion of the initiation of enrollment of Phase II/III clinical trials for the Corporation's ISV-403 product;

then, (x) with respect to the Redemption Events set forth in Article V.A(i),
(ii) and (iv) above, two business days after the applicable Redemption Event and
(y) with respect to the Redemption Event set forth in (iii) above, contemporaneous with the closing of the Corporate Change (each, a "REDEMPTION DATE") from any source of funds legally available therefor, the Corporation shall redeem the Series A-1 Preferred Stock as follows: (a) upon the Redemption Event set forth in Article V.A(i) above, the Corporation shall redeem (i) for one dollar ($1.00), two-thirds (66.667%) of the Series A Preferred Stock then outstanding (including accumulated and unpaid dividends on such shares of Series A-1 Preferred Stock) and (ii) in exchange for a pre-paid royalty having a value equal to the aggregate Value of the remaining one-third (33.333%) of the Series A-1 Preferred Stock then outstanding (the "REMAINING PREFERRED STOCK"), the Remaining Preferred Stock; (b) upon the Redemption Event set forth in Article V.A(ii) above, the Corporation shall redeem all then outstanding shares of Series A-1 Preferred Stock which cannot be converted to Common Stock pursuant to
Article III because of the Cap (the "AVAILABLE SHARES") in exchange for a promissory note with a principal balance equal to the aggregate Value of the Available Shares and a rate per annum equal to the Available Shares Interest Rate (expressed as a percentage) without compounding; (c) upon the Redemption Event set forth in Article V.A(iii) above, the Corporation shall redeem all then outstanding shares of Series A-1 Preferred Stock in exchange for a promissory note with a principal balance equal to the aggregate Value of the Series A-1 Preferred Stock being redeemed and a rate per annum equal to the Corporate Change Interest Rate (expressed as a percentage) without compounding; and (d) upon either Redemption Event set forth in Article V.A(iv)(a) or (b) above, the Corporation shall redeem, at no cost, all then outstanding shares of Series A-1 Preferred Stock (including accumulated and unpaid dividends on such shares of Series A-1 Preferred Stock). For purposes hereof, the "AVAILABLE SHARES INTEREST RATE" shall be equal to the "prime" rate of interest published by Citibank N.A. on the applicable Redemption Date for loans to its commercial customers, plus two percent (2.00%) per annum. For purposes hereof, the "CORPORATE CHANGE INTEREST RATE" shall be equal to the quotient of: (i) the product of (a) the aggregate purchase price paid for the Series A-1 Preferred Stock being redeemed in exchange for a promissory note and (b) 0.06 over (ii) the aggregate Value of the Series A-1 Preferred Stock being redeemed in exchange for a promissory note. In the event of a redemption in connection with a Corporate Change, the Corporation shall provide holder with at least 5 days advance written notice of its election to redeem the Series A-1 Preferred Stock.


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        B.     Redemption Procedures. On the Redemption Date, each holder of
Series A-1 Preferred Stock to be redeemed shall surrender to this Corporation the certificate or certificates representing such shares, and thereupon the related redemption price (which may be zero) of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be cancelled.

        From and after the Redemption Date, unless there shall have been a default in payment of the related redemption price (which may be zero), all rights of the holders of shares of Series A-1 Preferred Stock (except the right to receive the related redemption price (which may be zero) without interest upon surrender of their certificate or certificates) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever. If the funds of the Corporation legally available for redemption of shares of Series A-1 Preferred Stock on any Redemption Date are insufficient to redeem the total number of shares of Series A-1 Preferred Stock to be redeemed on such date, those funds which are legally available will be used to redeem the maximum possible number of such shares ratably among the holders of such shares to be redeemed based upon their holdings of Series A-1 Preferred Stock. The shares of Series A-1 Preferred Stock not redeemed shall remain outstanding and entitled to all the rights and preferences provided herein. At any time thereafter when additional funds of the Corporation are legally available for the redemption of shares of Series A-1 Preferred Stock such funds will immediately be used to redeem the balance of the shares which the Corporation has become obliged to redeem on any Redemption Date but which it has not redeemed.

             VI. ADJUSTMENTS FOR RECLASSIFICATION AND REORGANIZATION

        If the Common Stock issuable upon conversion of the Series A-1 Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, or into any other property whether by recapitalization, reclassification, reorganization (including a Corporate Change) or otherwise (other than a subdivision or combination of shares or a Corporate Change transaction in which the Corporation exercises its redemption right under Article V.A(iii) above) in any such event the Series A-1 Preferred Stock shall thereafter be convertible into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification, reorganization or other change by holders of the maximum number of shares of Common Stock into which such shares of Series A-1 Preferred Stock could have been converted immediately prior to such recapitalization, reclassification or change.

                               VII. VOTING RIGHTS

        The holders of the Series A-1 Preferred Stock have no voting power whatsoever, except as otherwise provided by the Delaware General Corporation Law.

                               VIII. MISCELLANEOUS

        A. Cancellation of Series A-1 Preferred Stock. If any shares of Series A-1 Preferred Stock are converted or redeemed as provided hereunder, the shares so converted or redeemed shall be canceled, shall return to the status of authorized, but unissued preferred stock of no designated series, and shall not be issuable by the Corporation as Series A-1 Preferred Stock.


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        B.     Lost or Stolen Certificates. Upon receipt by the Corporation of
(i) evidence of the loss, theft, destruction or mutilation of any Preferred Stock Certificate(s) and (ii) (y) in the case of loss, theft or destruction, of indemnity reasonably satisfactory to the Corporation, or (z) in the case of mutilation, upon surrender and cancellation of the Preferred Stock Certificate(s), the Corporation shall execute and deliver new Preferred Stock Certificate(s) of like tenor and date. However, the Corporation shall not be obligated to reissue such lost or stolen Preferred Stock Certificate(s) if the holder contemporaneously requests the Corporation to convert such Series A-1 Preferred Stock.




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        IN WITNESS WHEREOF, this Certificate of Designation is executed on behalf of the Corporation this 3rd day of July, 2002.

                                      INSITE VISION INCORPORATED


                                      By: /s/ S. Kumar Chandrasekaran
                                          -------------------------------------
                                          S. Kumar Chandrasekaran, Ph.D.
                                          President and Chief Executive Officer




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